Exhibit 99.1

ERF Wireless Confirms Details of Shareholder Conference Call Webcast

Company Provides Information for Phone and Webcast Access

LEAGUE CITY, Texas--(BUSINESS WIRE)--ERF Wireless (OTCBB: ERFW - News), a leading provider of enterprise-class wireless broadband products and services, confirmed today that the company will be hosting a special shareholder conference call webcast on Wednesday, March 4, 2009, at 3:30 pm Central. Previously announced on February 17th, the conference call webcast will provide ERF Wireless shareholders and investors with additional details on the most important features of the recent reseller agreement signed with Schlumberger to exclusively resell the ERF Wireless broadband and WiMAX terrestrial communications products and services in the North American oil and gas markets. The conference call webcast will also provide updates on the company's other oil and gas opportunities, its growing WISP operations and acquisitions that provide high-speed broadband to rural America, and its ongoing banking initiatives.

To access the conference call webcast and view management’s PowerPoint presentation on the web, shareholders and investors may connect through a link posted on the Home Page of the company’s corporate website at www.erfwireless.com or by entering http://investor.erfwireless.com/eventdetail.cfm?EventID=66005 into their browser. The link may also be found on the company’s website in the Investor Relations/Investor Events section. Those who are interested in both seeing and hearing the PowerPoint presentation online are encouraged to sign up prior to the conference call webcast to verify that both video and audio capabilities are enabled on their computers. For those who wish to follow the conference call by telephone only, access will be available toll-free on Wednesday, March 4th at 3:30 pm Central, at (877) 419-6596, confirmation code 8761487.

The webcast is expected to last approximately one hour and will include a presentation by senior management, followed by a question and answer period. To ensure that shareholder questions may be fully answered, please submit all questions at least 48 hours prior to the call so they may be grouped into general categories and addressed as time permits. To submit a question, please email questions@erfwireless.com or fax them to (281) 538-2121, Attention: Clareen O'Quinn.

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas, and is the parent company of ERF Oil & Gas Services, ERF Enterprise Network Services, ERF Bundled Wireless Services, ERF Wireless Messaging Services, and ERF Network Services. The company specializes in providing wireless and broadband product and service solutions to enterprise, commercial and residential clients on a regional, national and international basis. Its principals have been in the wireless broadband, network integration, triple-play FTTH, IPTV and content delivery business for more than 40 years. For more information, please visit our websites at www.erfwireless.com and www.erfwireless.net or call 281-538-2101. (ERFWG)

Forward-looking statements in this release regarding ERF Wireless Inc. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

Contact:
ERF Wireless Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com
or
Rubenstein Investor Relations
Tim Clemensen, 212-843-9337
TClemensen@RubensteinIR.com

Source: ERF Wireless